JOLLY ROGER FUND LP
                             200 Connecticut Avenue
                                    4th Floor
                                Norwalk, CT 06854



July 5, 2006


BY HAND AND U.S. MAIL

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Attn: Corporate Secretary

      RE:  Shareholder Notice of Intent to Nominate Persons for
           Election as Directors and to Move Certain Business
           Proposals

Ladies and Gentlemen:

      In accordance with Article I, Section 1.3 and Article II, Section 2.3 of the Amended and Restated Bylaws (the "Bylaws") of James River Coal Company (the "Company"), Jolly Roger Fund LP, a Delaware limited partnership (the "Fund"), hereby submits this written notice (this "Notice") of its intent to conduct the business detailed herein at the Company's 2006 annual meeting of shareholders, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting"). The Fund intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's voting shares required under applicable law to carry the proposals detailed herein.

1. Name and Address; Class and Number of Shares of Stock Owned

      The Fund, an investment fund, is the record and beneficial owner of 100 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company and the beneficial owner of an additional 821,415 shares of Common Stock (such 821,515 shares representing approximately 4.93% of the outstanding shares of Common Stock). Pirate Capital LLC ("Pirate Capital"), whose principal business is providing investment management services, is the general partner of the Fund. Thomas R. Hudson Jr. is the Managing Member of Pirate Capital. Pirate Capital is also the investment adviser to Jolly Roger Offshore Fund LTD, Jolly Roger Activist Portfolio Company LTD and Mint Master Fund LTD, each an investment fund (collectively with the Fund, the "Funds"), which are the beneficial owners, respectively, of 821,894 shares of Common Stock (approximately 4.93% of the outstanding shares), 300,564 shares of Common Stock (approximately 1.80% of the outstanding shares) and 91,027 shares of Common Stock (approximately .55% of the outstanding shares). Mr. Hudson is also a director of Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD. Pirate Capital and Mr. Hudson, as the Managing Member of Pirate Capital, may be deemed to be the beneficial owners of the 2,035,000 shares of Common Stock (approximately 12.22% of the outstanding shares) that are collectively owned by the Funds. The name and address of the Fund as it appears in the Company's stock transfer books is Jolly Roger Fund LP, 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. This is also the business address of Pirate Capital and each of the Funds (c/o Pirate Capital).

2.  Representation

      The Fund represents that it is the record owner of 100 shares of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to present the business specified in this Notice and to nominate the persons (the "Nominees") specified in this Notice.

3.  Business to Be Conducted

      The Fund hereby gives notice that it intends to present the following business at the Annual Meeting. The Fund therefore requires of the Company that these matters be included amongst the purposes of the Annual Meeting when the Company gives notice of the Annual Meeting, and hereby requests that the Company confirm that it will do so.

      3.1 Proposed Bylaw Changes. The Fund intends to propose that the following resolutions be voted on to effect the changes to the Bylaws set out below:

      RESOLVED, pursuant to Section 7.3 of the Bylaws, that any and all amendments to the Bylaws adopted by the Board of Directors of the Company and not by the shareholders of the Company during the period beginning May 8, 2004 and ending immediately prior to the seating of the directors elected at the 2006 Annual Meeting are hereby repealed with immediate effect.

      RESOLVED, pursuant to Section 7.3 of the Bylaws, that Section 2.2 of the Bylaws be amended with immediate effect by deleting the first sentence thereof and replacing it with the following: "The number of directors shall be seven
(7)."

      RESOLVED, pursuant to Section 7.3 of the Bylaws, that Section 2.5 of the Bylaws be amended with immediate effect by adding the following provision to the first sentence of the second paragraph: "; provided, however, that any vacancies resulting from shareholder action (including newly created directorships resulting from an action of the shareholders to increase the number of directors and vacancies resulting from an action of the shareholders to remove any directors) may be filled only by the shareholders, and if such vacancies are not filled by the shareholders in connection with such action then the board of directors shall take all such reasonable and prompt steps as may be necessary to call a meeting of shareholders to allow the shareholders to fill such vacancies".

      3.2. Removal from Office of Certain Directors. The Fund intends to propose that the following resolution be voted on:

      RESOLVED, pursuant to Section 2.5 of the Bylaws, that any and all directors elected to the Board of Directors of the Company by the Board of Directors and not by the shareholders of the Company during the period beginning July 26, 2005 and ending immediately prior to the seating of the directors elected at the 2006 Annual Meeting are hereby removed from office with immediate effect.

      3.3. Nominations for Election to the Board of Directors of the Company (the "Board of Directors")

      The Fund hereby gives notice of its intent to nominate the following persons for election to the Board of Directors at the Annual Meeting:

      (a) for election to the Board of Directors to fill the two directorships whose offices expire in 2006, and whose replacements will hold office until 2009, Mr. Matthew Goldfarb and Mr. Ronald J. FlorJancic.

      (b) for election to the Board of Directors to fill the two vacancies created by the increase of the size of the Board of Directors from five to seven pursuant to the proposed increase in the size of the Board of Directors, Mr. Hudson and Mr. W. Douglas Blackburn, Jr.

      The Fund reserves the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Annual Meeting or the composition of the Board of Directors has changed prior to the Annual Meeting. The Fund also reserves the right to make modifications to the foregoing proposals and make additional proposals for any reason. The Company is cautioned not to take any action that would adversely impact the Fund's ability to effectuate a change in the majority of the Board of Directors or the Company's shareholders' right to support the Fund's proposals and/or nominations, including by appointing any new directors.

4. Reasons for Wanting to Conduct Such Business

      The Fund believes that long-term shareholder value will be maximized by the addition to the Company's Board of shareholder representatives with significant financial expertise, together with highly-respected coal industry veterans with extensive knowledge of the Company's assets and operating position. The Fund believes that a heightened level of financial and industry expertise at the board level will better position the Company to maximize the value of its assets and drive long-term shareholder returns, irrespective of the outcome of the strategic review process initiated by the Company on March 1, 2006. Further, the Fund believes that the proposed board additions will more closely align the interests of the Board with those of the Company's shareholders.

      The proposals set forth in this Notice would, if passed, (i) cause a majority of the Board of Directors to be comprised of newly elected directors, who the Fund believes will take measures to maximize long-term shareholder value, and (ii) prevent the existing Board of Directors and management from entrenching themselves by adopting Bylaw changes to thwart the shareholders of the Company from causing a majority of the Board of Directors to be comprised of newly elected directors.

5. Interests Which the Fund May Have In Such Business

      The Fund has no interest in the business to be brought before the Annual Meeting other than the interest which it shares in common with all other owners of Common Stock, namely, an interest in seeing the Company achieve financial prosperity and its participation through its shares of Common Stock in the creation of shareholder value.

6.  Consent of Nominees

      Each of the Nominees has executed a consent to being nominated for election as a director of the Company and to serve as a director of the Company if elected at the Annual Meeting. A copy of the consents executed by each of the Nominees is attached as Exhibit A to this Notice.

7. Description of Arrangements or Understandings between Shareholders and
Nominees

      Pirate Capital, on behalf of the Funds, has entered into letters of agreement (the "Nominee Agreements") with each of the Nominees, pursuant to which Pirate Capital has agreed, subject to certain exceptions, to pay all costs of a proxy contest, and to indemnify and hold each Nominee harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements incurred in connection with such Nominee being a candidate for election to the Board of Directors. The Nominees will not receive any compensation from Pirate Capital or the Funds for their service as a director of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is provided to other non-employee directors, which compensation will be described in the Company's Proxy Statement furnished to shareholders in connection with the Annual Meeting.

8. Other Information Regarding Nominees Required by Proxy Rules

      Certain additional information regarding the Nominees is set forth in Exhibit B to this Notice.

      Exhibit C sets forth for the Funds and the Nominees their purchases and sales of Common Stock within the previous two years, the dates of the transactions and the amounts purchased or sold.

      Except as disclosed herein or in any of the exhibits attached hereto, none of the Funds or any of the Nominees: (i) owns any securities of the Company of record but not beneficially; (ii) owns, nor do any of their associates own, beneficially any securities of the Company; (iii) owns any securities of any parent or subsidiary of the Company; (iv) has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates; (v) has, nor do any of their associates have, any arrangement or understanding with any person with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (vi) had or will have, nor do any of their associates have or will have, a direct or indirect material interest in any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; (vii) has, nor have any of their associates, been indebted to the Company or its subsidiaries at any time since the beginning of the Company's last fiscal year in an amount in excess of $60,000; (viii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting proposed in this Notice aside from their respective interests as shareholders of the Company; (ix) has borrowed any funds for the purpose of acquiring or holding any securities of the Company; (x) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (xi) has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or
(xii) has, during the past five years, been involved in any of the legal proceedings described in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"). The term "associates" shall have the meaning as that term is defined in Rule 14a-1 of Regulation 14A under the Securities Exchange Act of 1934, as amended.

      Except as otherwise set forth in this Notice, there are no material proceedings in which the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or in which the Nominees or their associates have a material interest adverse to the Company or any of its subsidiaries.

      None of the Nominees has ever served on the Board of Directors or has otherwise been employed by the Company. Except as otherwise set forth in this Notice, neither the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.

      Except as otherwise set forth in this Notice, (a) none of the relationships regarding the Nominees described in Item 404(b) of Regulation S-K exists or has existed, (b) there are no relationships involving the Nominees or any of their associates that would have required disclosure under Item 402(j) of Regulation S-K had any Nominee been a director of the Company, (c) there are no family relationships (as defined in Section 401(d) of Regulation S-K) between any Nominee and any director or officer of the Company or person nominated by the Company to become a director or executive officer.

      If the Fund proceeds with a solicitation of proxies in support of the nominations, it is anticipated that the Funds and Pirate Capital, as well as certain employees of Pirate Capital, would be participants in such solicitation, and would engage a proxy solicitation agent whose fees and number of employees to be employed for such solicitation would be agreed upon at the time of such engagement. The business address of each such employee would be the same as that of its employer.

      Pirate Capital, on behalf of the Funds, would bear the cost of such proxy solicitation, but would intend to seek reimbursement for the cost of such solicitation from the Company if any Nominee is elected as a director. Pirate Capital does not intend to seek shareholder approval for such reimbursement. While no precise estimate of this cost can be made at the present time, Pirate Capital currently estimates that it would spend a total of approximately $500,000 for such solicitation of proxies, including expenditures for attorneys, proxy solicitation agents, and advertising, public relations, printing, transportation and related expenses. As of the date hereof, Pirate Capital has not incurred any solicitation expenses. In addition to soliciting proxies by mail, proxies may be solicited in person, by telephone or facsimile, through advertisements or otherwise.

9.  Other Matters

      The information included in this Notice and in the exhibits attached hereto represents the Fund's best knowledge as of the date hereof. The Fund reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the Fund does not commit to update any information which may change from and after the date hereof. If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any Nominee at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the remaining Nominees and as to any replacement Nominees selected by the Fund.

      If the Company believes that this Notice for any reason is defective in any respect, the Fund requests that you so notify it on or prior to 10:00 a.m.
(EST) on July 10, 2006 by contacting Clive R.G. (Tom) O'Grady, Esq. of McGuireWoods LLP by telephone at (703) 712-5017, and/or Marc Weingarten, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2280. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Fund or any of its affiliates to the Company from and after the date hereof shall be deemed to constitute an admission by the Fund or any of its affiliates that this Notice or any such information is required or is in any way defective or as to the legality or enforceability of any matter or a waiver by the Fund or any of its affiliates of its right to, in any way, contest or challenge any such matter.

      Please direct any questions regarding the information contained in this Notice to Clive R.G. (Tom) O'Grady, Esq., McGuireWoods LLP, 1750 Tysons Boulevard, Suite 1800, McLean, Virginia 22102-4215, (703) 712-5017, and/or Marc Weingarten of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York

10022, (212) 756-2280.

                                    Very truly yours,

                                    JOLLY ROGER FUND LP

                                    By: Pirate Capital LLC, its General Partner

                                    By:

                                    /s/ Thomas R. Hudson Jr.
                                    ---------------------------
                                    Name:  Thomas R. Hudson Jr.
                                    Title: Managing Member

Cc:   David A. Stockton
      Kilpatrick Stockton LLP

Exhibit A

CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of James River Coal Company (the "Company"), in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from shareholders of the Company to be voted at the 2006 annual meeting of shareholders of the Company or special meeting of shareholders regarding the election of directors, including any adjournments or postponements thereof, and further consents to serve as a director of the Company, if elected.

/s/ Thomas R. Hudson Jr.
-----------------------------
Name: Thomas R. Hudson Jr.

CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of James River Coal Company (the "Company"), in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from shareholders of the Company to be voted at the 2006 annual meeting of shareholders of the Company or special meeting of shareholders regarding the election of directors, including any adjournments or postponements thereof, and further consents to serve as a director of the Company, if elected.

/s/ Matthew Goldfarb
------------------------------
Name: Matthew Goldfarb



CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of James River Coal Company (the "Company"), in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from shareholders of the Company to be voted at the 2006 annual meeting of shareholders of the Company or special meeting of shareholders regarding the election of directors, including any adjournments or postponements thereof, and further consents to serve as a director of the Company, if elected.

/s/ W. Douglas Blackburn, Jr.
-------------------------------
Name: W. Douglas Blackburn, Jr.



CONSENT OF NOMINEE

The undersigned hereby consents to being named as a nominee for election as a director of James River Coal Company (the "Company"), in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from shareholders of the Company to be voted at the 2006 annual meeting of shareholders of the Company or special meeting of shareholders regarding the election of directors, including any adjournments or postponements thereof, and further consents to serve as a director of the Company, if elected.

/s/ Ronald J. FlorJancic
-------------------------------
Name: Ronald J. FlorJancic

Exhibit B

Thomas R. Hudson Jr., 40. Mr. Hudson is and has been since 2002 the Managing Member of Pirate Capital LLC, an investment manager, which he founded. From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment management firm, where he directed all distressed research and managed the bank loan trading desk. From 1997 to 1999, he served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., responsible for investing and trading a $500MM portfolio of distressed domestic and international private assets. No such companies employing Mr. Hudson were a parent, subsidiary or affiliate of the Company. Mr. Hudson earned a B.S. in 1988 from Babson College, majoring in Entrepreneurial Studies. He earned an M.B.A. in 1993 from the Tuck School at Dartmouth College. Mr. Hudson's principal business address is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. Mr. Hudson currently serves as a director of Cornell Companies, Inc., a provider of private corrections services, and PW Eagle, Inc., a PVC manufacturer.

Matthew Goldfarb, 34. Mr. Goldfarb has been a Director and Senior Investment Analyst at Pirate Capital, an investment manager, since January 2005. Prior to joining Pirate Capital, Mr. Goldfarb was counsel at Icahn Associates Corp., an investment firm, from July 2000 to January 2005. Prior to that, Mr. Goldfarb was an associate at the law firm of Schulte Roth & Zabel LLP. No such companies employing Mr. Goldfarb were a parent, subsidiary or affiliate of the Company. Mr. Goldfarb earned his B.A. in Economics from the University of Wisconsin in 1993, and earned his J.D. from Fordham Law School in 1997. The principal business address of Mr. Goldfarb is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. Mr. Goldfarb currently serves as a director of CKE Restaurants, Inc., a quick-service restaurant operator.

W. Douglas Blackburn, Jr., 55. Mr. Blackburn has been an Energy Industry Consultant for the last five years at BLACKACRELLC, an energy industry consulting firm, which he founded. Prior to founding BLACKACRELLC, he was the Senior Vice President, Operations of the publicly traded Zeigler Coal Holding Company from 1994-1998. Prior to that he held a similar position with Mapco Coal Inc. from 1990-1992. No such companies employing Mr. Blackburn were a parent, subsidiary or affiliate of the Company. From 1986 till 1989 he attended Harvard Law School where he earned a JD degree. Prior to that Mr. Blackburn managed several subsidiaries of the AT Massey Coal Company from 1978 until 1990. Mr. Blackburn earned a BSEM degree in Mining Engineering from the WVU School of Mines in 1973 and a MBA degree from the COGS School of Business in 1978. His principal business address is 2849 Oak Point Lane, Richmond, Virginia
23233.

Ronald J. FlorJancic, 56. Mr. FlorJancic is a Principal and Partner at CCS, Inc., a management consulting firm. Mr. FlorJancic has been a consultant to the coal, coalbed methane, energy and telecommunications industries since 2003. Prior to that, Mr. FlorJancic spent 30 years with CONSOL Energy Inc. (NYSE: CNX) in various positions of operations, safety, coal trading, transportation and distribution, and sales and marketing. He was chief mergers and acquisitions head and an active principal in CONSOL Energy's IPO. Mr. FlorJancic retired from CONSOL Energy in 2003 as Executive Vice President. No such companies employing Mr. FlorJancic were a parent, subsidiary or affiliate of the Company. Mr. FlorJancic earned his B.S. in Business with honors (1972) and his MBA (1974) from Indiana University. Mr. FlorJancic attended the Executive Management Program at Emory University. The principal business address of Mr. FlorJancic is 2615 Quail Hill Drive, Pittsburgh, Pennsylvania 5241.

Exhibit C

PURCHASES AND SALES OVER PAST TWO YEARS BY FUNDS AND NOMINEES

The following table sets forth for each of the Funds and the Nominees their purchases and sales of Common Stock (including puts and calls) within the previous two years, the dates of the transactions and the amounts purchased or sold:

        JOLLY ROGER FUND LP
Trade Date               Quantity
06-17-2005                 45,000
06-20-2005                 25,000
07-14-2005                 35,000
07-22-2005                  5,000
07-26-2005                 25,000
08-01-2005                (10,000)
08-15-2005                 17,000
08-17-2005                  4,000
08-24-2005                  5,900
09-12-2005                (14,905)
09-20-2005                 (1,500)
09-21-2005                 (1,000)
09-28-2005                 (5,000)
10-04-2005                  7,200
10-05-2005                  5,000
10-06-2005                  3,000
11-08-2005                 50,000
11-08-2005                 25,000
11-08-2005                287,410
11-09-2005                 10,000
11-29-2005                 20,000
11-30-2005                  4,804
12-01-2005                 44,000
12-02-2005                  8,600
12-07-2005                 21,200
12-09-2005                 50,000
12-09-2005                 10,000
12-12-2005                 33,000
12-13-2005                  1,100
12-13-2005                 40,100
12-14-2005                 15,600
12-15-2005                 31,400
12-16-2005                 10,000
12-16-2005                 25,000
12-20-2005                 10,000
12-20-2005                 10,000
12-22-2005                 29,550
12-29-2005                 15,056
12-30-2005                 50,000
01-03-2006               (150,000)
01-04-2006                (25,000)
01-18-2006                 30,000
01-23-2006                 20,000

  JOLLY ROGER OFFSHORE FUND LTD
Trade Date               Quantity
06-08-2005                 62,500
06-15-2005                 50,000
06-15-2005                 22,000
06-15-2005                 50,000
06-15-2005                 50,000
06-15-2005                 25,000
06-15-2005                 75,000
06-20-2005                 50,000
06-20-2005                 25,000
06-22-2005                  3,600
07-11-2005                 15,000
07-12-2005                  2,700
07-12-2005                 20,000
07-15-2005                  1,000
07-15-2005                 17,500
07-21-2005                  8,700
07-25-2005                 15,000
07-26-2005                 30,000
07-26-2005                 45,000
07-28-2005                 17,000
07-28-2005                 (5,000)
08-01-2005                (15,000)
08-03-2005                 10,000
08-04-2005                 25,000
08-09-2005                    400
08-11-2005                (25,000)
08-15-2005                 20,600
08-17-2005                 16,000
08-23-2005                  5,594
08-26-2005                  6,300
09-16-2005                (31,000)
09-19-2005                 (9,000)
09-21-2005                 (3,400)
09-26-2005                 (4,300)
09-28-2005                (20,000)
10-03-2005                 (6,300)
10-06-2005                 12,000
10-18-2005                  5,000
11-08-2005                175,000
11-09-2005                 40,000
12-13-2005                 40,000

   JOLLY ROGER PORTFOLIO COMPANY LTD
Trade Date               Quantity
01-03-2006                 25,000
01-03-2006                150,000
01-04-2006                  8,500
01-04-2006                 25,000
01-05-2006                 30,700
01-09-2006                 13,793
01-11-2006                  5,000
01-13-2006                 22,278
01-30-2006                  1,000
02-01-2006                 19,293
04-25-2006                   1,000 call options
04-25-2006                  (1,000 put options)
04-26-2006                   1,000 call options
04-26-2006                  (1,000 call options)
04-27-2006                   1,000 call options
04-27-2006                  (1,000 put options)
04-28-2006                   1,000 call options
04-28-2006                  (1,000 call options)

       MINT MASTER FUND LTD
Trade Date               Quantity
11-11-2005                 25,000
11-16-2005                  3,627
12-19-2005                 50,000
12-19-2005                 12,400

           MATT GOLDFARB
Trade Date               Quantity
12-22-2005                 300
03-21-06                 1,800